SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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NATIONWIDE VARIABLE INSURANCE TRUST
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

June 6, 2013

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Multi-Manager Small Cap Growth Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

Specifically, the Board of Trustees (the “Board”) of the Trust has approved the selection of Wellington Management Company, LLP (“Wellington”) to serve as a new subadviser to the Fund, managing a portion of the Fund’s assets.  At the same time, the Board approved the termination of Waddell & Reed Investment Management Company (“WRIMCO”) as a subadviser to the Fund.  The addition of Wellington as a subadviser to the Fund was effective on March 20, 2013.  The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”).  The Manager of Managers Order instead requires that this Information Statement be sent to you.  The full information statement will also be available on the Fund’s website at http://www.nationwide.com/mutualfundsshareholdernews until September 30, 2013.  A paper or email copy of the full information statement may be obtained, without charge, by contacting the Fund at 855-723-7820.

The Board approved the addition of Wellington as a subadviser to the Fund upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund.  This recommendation was based on several factors, including:

•	NFA’s dissatisfaction with the performance of the Fund’s assets managed by WRIMCO;
•	the quality of Wellington’s investment process, risk controls, internal research, and depth of resources;
•	Wellington’s portfolio diversification, which is designed to mitigate the impact of poor stock picks on the overall portfolio;
•	the fact that Wellington’s investment team has historically performed well in multiple types of market environments, demonstrating consistency of returns and risk characteristics; and
•	the ability of Wellington’s investment processes to complement those of the Fund’s other subadviser.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/Eric E. Miller
Eric E. Miller
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

INFORMATION STATEMENT

The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Multi-Manager Small Cap Growth Fund (the “Fund”).  All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of the date hereof, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement.  This Information Statement will be sent to Contract Owners on or about June 20, 2013.    The Information Statement is also available online at www.nationwide.com/mutualfundsshareholdernews.  The Trust has received an exemptive order (the “Manager of Managers Order”) from the Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval provided, among other things, that the Fund sends to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust.  The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA.  Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board.  NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective.  NFA is responsible for the overall monitoring of the Fund’s subadvisers.

Effective March 20, 2013, Wellington Management Company, LLP (“Wellington”) began serving as one of two subadvisers to the Fund, following the termination of Waddell & Reed Investment Management Company (“WRIMCO”).  The Fund’s other subadviser, OppenheimerFunds, Inc. (“Oppenheimer”), continues to subadvise a separate portion of the Fund.  Wellington is independent of NFA, and discharges its responsibilities subject to the oversight and supervision of NFA.  Wellington is paid by NFA from the fees NFA receives from the Fund.  In accordance with procedures adopted by the Board, a subadviser may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of Wellington, located at
75 State Street, Boston, Massachusetts 02109, as a subadviser to the Fund.  Wellington began subadvising the Fund on March 20, 2013, following action taken by the Board on March 14, 2013 to approve Wellington as a subadviser to the Fund.  The decision by the Board to approve Wellington as a subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

The Fund consists of two portions managed by different subadvisers.  As part of NFA’s duties to select and supervise the Fund’s subadvisers, NFA is responsible for communicating performance expectations to, and evaluating the performance of, each subadviser and recommending to the Board whether a new subadviser should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated.  NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund’s investment objective is to seek capital growth.  Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by small-cap companies.  The Fund employs a “growth” style of investing.  In other words, the Fund seeks companies whose earnings are expected to grow consistently faster than those of other companies.

In its oversight capacity, NFA determined and informed the Trustees that WRIMCO had underperformed its benchmark and peer group in recent periods and that NFA had determined to consider whether another subadviser might be better suited for the Fund and more complementary to the strategy being implemented by Oppenheimer.

NFA employed a subadviser selection process that was driven by certain qualitative and quantitative criteria, including performance record, investment strategies, and strength and depth of management.  For those potential subadvisers that met the performance requirements, a number of other factors were applied, such as whether the subadviser had kept its risk level within a reasonable range of the Fund’s benchmark index (Russell 2000 Growth Index) and whether the subadviser would likely complement the Fund’s other subadviser, Oppenheimer.  Discussions and on-site due diligence visits were then conducted with the potential subadvisers that met NFA’s qualitative and quantitative measures.

Wellington

Of the potential subadvisers that were evaluated, NFA found Wellington to be the most qualified and appropriate candidate to serve as a second subadviser to the Fund, considering the results of a detailed due diligence process, the Fund’s investment objective and strategies, and the combination of its portfolio management style with that of Oppenheimer.  Wellington offers a disciplined investment process with tight risk controls, high-quality internal research, and a strong stock-picking record.  Wellington also implements a more diversified portfolio than WRIMCO, designed to mitigate the impact of poor stock picks on the overall portfolio.  Wellington’s investment team has historically performed well in multiple types of market environments, demonstrating consistency of returns and risk characteristics.  NFA has also found Wellington to be a strong complement to Oppenheimer, with low portfolio holdings overlap and correlation of excess returns.

Mammen Chally, CFA, is primarily responsible for the day-to-day management of the portion of the Fund managed by Wellington.  Mr. Chally joined Wellington Management in 1994 and currently serves as Vice President and Equity Portfolio Manager.  Mr. Chally has a Bachelor’s degree from the Indian Institute of Technology and a Master’s degree in Business Administration from Northeastern University.

Based on the foregoing factors, NFA decided to recommend that Wellington serve as a subadviser to the Fund.

BOARD CONSIDERATIONS

At a Board meeting held in person on March 14, 2013, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940 (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the appointment of Wellington to subadvise a portion of the Fund’s assets.  The Trustees were provided with detailed materials relating to Wellington in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent, and Quality of the Services Provided by Wellington as Subadviser.  The Board considered the information provided by NFA relating to Wellington, including information relating to the effect on the Fund’s risk/return profile anticipated by NFA by adding Wellington to subadvise alongside Oppenheimer.  Information provided by NFA and considered by the Board noted the strength of Wellington’s fundamental investment process and risk management.  The Board concluded that the nature and extent of the services provided appeared to be consistent with the terms of the advisory agreement.

Investment Performance.  The Board evaluated the Fund’s investment performance and considered historical performance information of Wellington in managing similar investment mandates. The Trustees concluded that the prospects for satisfactory investment performance by the Fund, if Wellington were appointed as a subadviser, were reasonable.

Fee Levels.  The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would not be increased because of the subadvisory agreement, as Wellington’s fees are paid out of the advisory fee that NFA receives from the Fund.  The Board concluded that the subadvisory fees to be paid to Wellington appeared to be fair and reasonable in light of the information provided.

Economies of Scale.  The subadvisory fee to be paid to Wellington by NFA does not include any breakpoints, but that the fee to be paid by NFA to Wellington is lower than the fee currently paid by NFA to WRIMCO.  The Board considered NFA’s undertaking to share a portion of the cost savings NFA realizes as a result of the appointment of Wellington with the Fund’s shareholders through a new advisory fee waiver from NFA.  The Fund’s current advisory fee schedule includes breakpoints.

Profitability; Fall-Out Benefits.  The Board considered the factor of profitability to Wellington as a result of the subadvisory relationship with the Fund and indicated that profitability would be assessed only after a reasonable period of service to the Fund.  NFA did not inform the Board of any “fall-out” or ancillary benefits that NFA is aware would accrue to Wellington as a result of its relationship with the Fund.

Terms of the Subadvisory Agreement.  The  non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.

Conclusion.  Based on a totality of the above-noted factors, the Board unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with Wellington, dated March 24, 2008, as amended March 20, 2013 (the “Agreement”), was approved by the Board on March 14, 2013.  In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval.  The following is a brief summary of the material terms of the Agreement.

Term.  The Agreement has an initial term with respect to the Fund that expires on May 1, 2014 and continues for successive one-year terms thereafter as long as its continuance is approved by the Board.  The Agreement can be terminated on not more than 60 days written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the Fund, or Wellington. The Agreement terminates automatically if assigned by any party.

Fees.  Under the Agreement, the annual fee payable by NFA to Wellington (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A.

Duties.  Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Wellington and for overseeing and reviewing the performance of Wellington.  Under the current arrangement, Wellington initially will manage approximately 50% of the Fund’s assets.  Wellington is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

Brokerage.  Under the Agreement, Wellington is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Wellington selects and to negotiate commissions to be paid on such transactions.  In doing so, Wellington is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Liability. Under the Agreement, Wellington and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Agreement. The Agreement provides that nothing in the Agreement, however, relieves Wellington from any of its obligations under federal and state securities laws and other applicable law.  Under the Agreement, NFA and its affiliates and controlling persons cannot be held liable to Wellington in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the Agreement.

Indemnification.  Wellington is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Wellington’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.  The Agreement contains provisions pursuant to which NFA is required to indemnify Wellington for any liability and expenses which may be sustained as a result of NFA’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Requirements.  The Agreement also includes provisions arising from regulatory requirements.  These provisions include a requirement that Wellington establish and maintain written proxy voting procedures in compliance with current, applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); (ii) by mail at the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website – http://www.sec.gov – through the EDGAR system.

OTHER INFORMATION ABOUT WELLINGTON

Wellington is a Massachusetts limited liability partnership located at 75 State Street, Boston, Massachusetts 02109. Wellington is an independently owned, SEC-registered investment adviser that, along with its subsidiaries and affiliates, provides investment management and investment advisory services to institutions around the world.  The following table sets forth the name and principal occupation of the principal executive officer and each director of Wellington.  The address of each person listed below is 75 State Street, Boston, Massachusetts 02109.

Name	Title
John F. Averill	Senior Vice President, Partner, and Executive Committee Member
Louis Chabrier	Senior Vice President, Partner, and Executive Committee Member
Nicolas M. Choumenkovitch	Senior Vice President, Partner, and Executive Committee Member
Cynthia M. Clarke	Senior Vice President, Partner, and Chief Legal Officer
Wendy M. Cromwell	Senior Vice President, Partner, and Executive Committee Member
Ray E. Helfer	Managing Director, Partner, and Executive Committee Member
Nancy M. Morris	Vice President and Chief Compliance Officer
Saul J. Pannell	Senior Vice President, Partner, and Executive Committee Member
Phillip H. Perelmuter	Senior Vice President, Managing Partner, and Executive Committee Member
Edward J. Steinborn	Senior Vice President, Partner, and Chief Financial Officer
Brendan J. Swords	President, Managing Partner, and Executive Committee Member
Perry M. Traquina	Chief Executive Officer, Managing Partner, and Executive Committee Member

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2012, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on March 13, 2013.  The Investment Advisory Agreement was last approved by Fund shareholders on April 25, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Funds; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of a Fund’s assets not otherwise assigned to a subadviser.  With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser.  Finally, NFA is responsible for providing periodic reports to the Board concerning the Funds’ business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60-days’ written notice to the other party.  The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of May 31, 2013, the Fund had issued and outstanding the shares in the amounts as set forth in the table attached as Exhibit D.

As of May 31, 2013, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of May 31, 2013, the Trustees and Officers of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking Contract Owners to vote on the approval of Wellington as a subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners.  Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option.  Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or sub-accounts thereof, of certain life insurance companies (“Participating Insurance Companies”).  The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners.  Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will then vote the shares of the Fund in accordance with Contract Owners’ voting instructions.  If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received.  As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote.  Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote.  Contract Owners also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights.  Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter.  Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees.  NFM also serves as transfer agent and dividend disbursing agent for the Fund.  The address for NFA, NFD and NFM is 1000 Continental Drive, Suite 400, King of Prussia, Pennsylvania 19406.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Wellington, nor do any such Officers or Trustees own securities issued by, or have any other material direct or indirect interest in, Wellington, or any other person controlling, controlled by or under common control with Wellington.

The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of
Nationwide Variable Insurance Trust,

/s/Eric E. Miller
Eric E. Miller, Secretary
June 6, 2013

EXHIBIT A

SUBADVISORY FEES

The annual fee payable by NFA to Wellington (as a percentage of the Fund’s average daily net assets under Wellington’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Multi-Manager Small Cap Growth Fund	0.45% on all Subadviser Assets.

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Multi-Manager Small Cap Growth Fund	0.95% on assets up to $200 million; and 0.90% on assets of $200 million and more.

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the year ended December 31, 2012. The amount indicated is net of waivers and reimbursements.

Fund	Advisory Fees ($)
NVIT Multi-Manager Small Cap Growth Fund	$1,628,433

EXHIBIT D

As of May 31, 2013, the Fund had issued and outstanding the shares in the amount set forth in the table attached below.

Fund	Number of Shares Outstanding
NVIT Multi-Manager Small Cap Growth Fund
Class I	2,458,681.478
Class II	1,028,807.095
Class III	42,712.928
Class Y	6,128,228.974

EXHIBIT E

As of May 31, 2013, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the class Held by the Shareholder
NVIT Multi-Manager Small Cap Growth Fund Class III
NATIONWIDE LIFE INSURANCE COMPANY NWVA4 C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	41,568.370	97%
NVIT Multi-Manager Small Cap Growth Fund Class I
NATIONWIDE LIFE INSURANCE COMPANY NWVA9 C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	1,149,300.364	47%
NATIONWIDE LIFE INSURANCE COMPANY NWVL14 C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	664,149.350	27%
NATIONWIDE LIFE INSURANCE COMPANY NWVAII C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	295,044.450	12%
NVIT Multi-Manager Small Cap Growth Fund Class II
NATIONWIDE LIFE INSURANCE COMPANY NWVAII C/O IPO Portfolio Accounting PO Box 182029 Columbus, OH 43218-2029	973,409.086	95%
NVIT Multi-Manager Small Cap Growth Fund Class Y
NVIT Cardinal Capital Appreciation 1000 Continental Drive, Suite 400 King of Prussia, PA 19406-2850	2,969,043.042	48%
NVIT Cardinal Moderate 1000 Continental Drive, Suite 400 King of Prussia, PA 19406-2850	1,516,490.155	25%
NVIT Cardinal Balanced 1000 Continental Drive, Suite 400 King of Prussia, PA 19406-2850	1,119,936.459	18%

NVIT Cardinal Moderate Aggressive 1000 Continental Drive, Suite 400 King of Prussia, PA 19406-2850	446,258.052	7%

NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania, 19406
(800) 848-6331

NVIT Multi-Manager Small Cap Growth Fund

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the more complete information statement that is available to you on the internet relating to the NVIT Multi-Manager Small Cap Growth Fund (the “Fund”) of Nationwide Variable Insurance Trust (the “Trust”).  We encourage you to access and review all of the important information contained in the information statement.

The following material is available for view: Information Statement

The Information Statement details a recent subadviser change relating to the Fund. Specifically, the Board of Trustees of the Trust (the “Board”) has approved the selection of Wellington Management Company, LLP (“Wellington”) to serve a as a new subadviser to a portion of the Fund.  At the same time, the Board approved the termination of Waddell & Reed Investment Management Company (“WRIMCO”) as subadviser to the Fund. These changes became effective on March 20, 2013.  The Trust has received an exemptive order from the U.S. Securities and Exchange Commission (“SEC”) that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”). The Manager of Managers Order instead requires that the Information Statement be sent to you. Additionally, the Trust has received interpretive guidance from the staff of the SEC’s Division of Investment Management allowing the Trust, in lieu of physical delivery of the Information Statement, to make the Information Statement available to you online.

The full information statement will be available on the Funds’ website at http://www.nationwide.com/mutualfundsshareholdernews until September 30, 2013.  A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Funds at (855) 723-7820.

If you want to receive a paper or e-mail copy of the above listed document, you must request one.  There is no charge to you for requesting a copy.